Exhibit 99.1

PRESS RELEASE	Contact: Cortney Klein
October 13, 2015	(302) 571-5253 cklein@wsfsbank.com

WSFS Financial Corporation Announces Successful Completion of the Acquisition and Conversion of Alliance Bancorp, Inc. of Pennsylvania

Wilmington, Del. – WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, today announced that on Friday, October 9, 2015 it completed the previously announced acquisition of Alliance Bancorp, Inc. of Pennsylvania (Alliance Bancorp) (NASDAQ: ALLB), a community bank headquartered in Broomall, PA.

As of Tuesday, October 13, 2015, all Alliance Bank accounts have successfully converted to WSFS accounts. All former Alliance Bank Customers, now WSFS Customers, have full access to WSFS services including debit cards, ATMs, online banking and mobile banking. All former Alliance branches reopened for business today and are branded and operating under the WSFS Bank name.

As of June 30, 2015, Alliance had approximately $340 million in deposits and $415 million in total assets, which includes $310 million in commercial, small business and consumer loans. The transaction is expected to be accretive to WSFS earnings per share in the first year of operations, excluding transaction and integration costs.

“We warmly welcome our newest Customers and Associates to WSFS Bank,” said WSFS President and Chief Executive Officer, Mark A. Turner. “As the oldest and largest locally managed bank and trust company in the Delaware Valley, this growth in our Southeastern Pennsylvania market gives consumers and businesses additional offices and expanded services from a local, full-service community bank that is committed to listening to what matters and providing them exceptional service.”

The transaction is WSFS’ fifth acquisition since 2008 and the largest to date. The acquisition is in line with WSFS’s strategic growth goals by adding eight full-service locations in Delaware and Chester counties. This expansion brings the WSFS franchise in Southeastern Pennsylvania to 17 offices.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally managed bank and trust company headquartered in the Delaware Valley. As of June 30, WSFS Financial Corporation had $5.1 billion in assets on its balance sheet and $9.5 billion in fiduciary assets, including approximately $1.2 billion in assets under management. As of October 13, 2015, WSFS operates from 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to WSFS’ predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. Such forward-looking statements are based on various assumptions (some of which may be beyond the WSFS’ control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.

Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which WSFS operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; possible additional loan losses and impairment of the collectability of loans; seasonality, which may impact customers, such as construction-related businesses, the availability of public funds, and certain types of WSFS’ fee revenue, such as mortgage originations; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules issued and to be issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; WSFS’ ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect WSFS’ ability to increase assets and to attract deposits; WSFS’ ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by WSFS’ customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; WSFS’ ability to timely integrate any businesses it may acquire and realize any anticipated cost savings from those acquisitions, including its completed acquisition of Alliance Bancorp of Pennsylvania, Inc.; and the costs associated with resolving any problem loans, litigation, and other risks and uncertainties discussed in WSFS’ Form 10-K for the year ended December 31, 2014 and other documents filed by WSFS with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and WSFS does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of WSFS.

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